Exhibit 2.1

SHARE EXCHANGE AGREEMENT

by and among

CALA ENERGY CORP.

LINGERIE FIGHTING CHAMPIONSHIPS, INC.

and

THE SHAREHOLDERS OF
LINGERIE FIGHTING CHAMPIONSHIPS, INC.
Dated as of March 31, 2015

TABLE OF CONTENTS

ARTICLE I EXCHANGE OF SECURITIES	2
1.1. Securities Exchange.	2
1.2. Closing.	2
ARTICLE II REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS	2
2.1. Good Title.	2
2.2. Organization.	2
2.3. Power and Authority.	2
2.4. No Conflicts.	2
2.5. Litigation.	3
2.6. No Finder's Fee.	3
2.7. Purchase Entirely for Own Account.	3
2.8. Available Information.	3
2.9. Non-Registration.	3
2.10. Restricted Securities.	3
2.11. Legends.	3
2.12. Additional Legend.	4
2.13. Disclosure.	4
ARTICLE III REPRESENTATIONS AND WARRANTIES OF LFC	4
3.1. Organization, Standing and Power.	4
3.2. Subsidiaries; Equity Interests.	5
3.3. Capital Structure.	5
3.4. Authority; Execution and Delivery; Enforceability.	5
3.5. No Conflicts; Consents.	5
3.6. Taxes.	5
3.7. Litigation.	6
3.8. Compliance with Applicable Laws.	6
3.9. Brokers.	6
3.10. Contracts.	6
3.11. Title to Properties.	6
3.12. Financial Statements; Liabilities.	6
3.13. Absence of Certain Changes or Events.	7
3.14. Information Supplied.	7
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF CALA ENERGY	7
4.1. Organization, Standing and Power.	7
4.2. Subsidiaries; Equity Interests.	7
4.3. Capital Structure.	7
4.4. Authority; Execution and Delivery; Enforceability.	8
4.5. No Conflicts; Consents.	8
4.6. Taxes.	9
4.7. Benefit Plans.	9
4.8. Litigation.	9
4.9. Compliance with Applicable Laws.	10
4.10. Contracts.	10
4.11. Title to Properties.	10
4.12. Intellectual Property.	10
4.13. Labor Matters.	10
4.14. SEC Documents; Undisclosed Liabilities.	10
4.15. Transactions With Affiliates and Employees.	11
4.16. Application of Takeover Protections.	11
4.17. Absence of Certain Changes or Events.	11
4.18. Certain Registration Matters.	12
4.19. Quotation and Maintenance Requirements.	12
4.2 0. Disclosure.	12
4.21. Information Supplied.	13
4.22. No Undisclosed Events, Liabilities, Developments or Circumstances.	13
4.23. No Additional Agreements.	13
ARTICLE V CONDITIONS TO CLOSING	13
5.1. Conditions Precedent to Obligations of LFC and the Shareholders.	13
5.2. Conditions Precedent to Obligations of Cala Energy.	15
ARTICLE VI COVENANTS	16
6.1. Blue Sky Laws.	16
6.2. [Omitted.]	16
6.3. Fees and Expenses.	16
ARTICLE VII MISCELLANEOUS	16
7.1. Notices.	17
7.2. Amendments; Waivers; No Additional Consideration.	17
7.3. Replacement of Securities.	17
7.4. Remedies.	18
7.5. Independent Nature of Shareholders' Obligations and Rights.	18
7.6. Limitation of Liability.	18
7.7. Interpretation.	18
7.8. Severability.	19
7.9. Counterparts; Facsimile Execution.	19
7.10. Entire Agreement; Third Party Beneficiaries.	19
7.11. Governing Law.	19
7.12. Assignment.	19

Annex A                          Schedule of Securities Exchanged
Annex B                          Definitions

SHARE EXCHANGE AGREEMENT

This SHARE EXCHANGE AGREEMENT (this "Agreement"), dated as of March 31, 2015, is by and among CALA ENERGY CORP., a Nevada corporation ("Cala Energy"), LINGERIE FIGHTING CHAMPONSHIPS, INC., a Nevada corporation ("LFC"), and the shareholders and Convertible Note Holders (as hereinafter defined) of LFC identified on Table I  and II of Annex A hereto (each, a "Shareholder" and together the "Shareholders").  Each of the parties to this Agreement is individually referred to herein as a "Party" and collectively, as the "Parties."  Capitalized terms used herein that are not otherwise defined herein shall have the meanings ascribed to them in Annex B hereto.
BACKGROUND

A.            LFC has outstanding the (i) 11,500,000 shares its common stock listed in Table I of Annex A hereto, all of which are held by the Shareholders, (ii) the 5% Convertible Notes (the "Convertible Notes") convertible into 5,250,000 shares of its common stock listed on Table II of Annex A (each, a "Convertible Note Holder") (collectively, the "LFC Securities"), and (iii) the Promissory Notes in the principal amount of $36,000 (the "Notes").
B.            Each (i) Shareholder has agreed and agrees hereby, to transfer all of his, her or its (hereinafter "its") LFC Securities to Cala Energy on a one for one basis, in exchange for an aggregate of 11,500,000 newly issued shares of Cala Energy common stock, par value $0.001 per share (the "LFC Shareholder Shares") and, (ii) Converting Note Holder and Cala Energy has consented to the assumption by Cala Energy of the Convertible Notes and simultaneous conversion, at Closing (as hereinafter defined), of said Notes into 5,250,000 newly issued shares of Cala Energy (the "Note Shares" and, together with the LFC Shareholder Shares, the "Cala Energy Stock").  The number of shares of Cala Energy Stock to be received by each Shareholder and former Convertible Note Holder or its designee is listed opposite each such respective person's name in Table I and Table II of Annex A and, are collectively referred to herein as the "Shares."
C.            At the Closing, as a result of the transactions contemplated hereby, LFC will be a wholly owned subsidiary of Cala Energy, with Cala Energy as the parent and the shareholders of Cala Energy owning and controlling Cala Energy. All Notes and interest shall be repaid at Closing.
D.            The Board of Directors of each of Cala Energy and LFC has determined that it is desirable to effect this plan of reorganization and share exchange.
AGREEMENT

NOW THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I
Exchange of Securities
Securities Exchange.  At the Closing, (i) each Shareholder shall sell, transfer, convey, assign and deliver to Cala Energy its LFC Shares free and clear of all Liens, in exchange for the Cala Energy Stock listed in Table I of Annex A opposite such Shareholder's name and (ii) each Convertible Note Holder shall issue for cancellation and conversion to Cala Energy the Convertible Notes, in exchange for the Cala Energy Stock listed on Table II of Annex A opposite such Convertible Note Holder's name.  Closing.  The closing (the "Closing") of the transactions contemplated hereby (the "Transactions") shall take place remotely via electronic exchange of documents and signatures on the date hereof or upon other satisfaction or waiver of all conditions to the obligations of the Parties to consummate the Transactions (other than conditions with respect to actions that the respective parties will take at Closing) or such other date and time as the Parties may mutually determine (the "Closing Date").
ARTICLE II
Representations and Warranties of the Shareholders
Each of the Shareholders hereby severally (and not jointly) represents and warrants to Cala Energy with respect to itself, as follows.
2.1.            Good Title.  The Shareholder is the record and beneficial owner, and has good title to its LFC Securities, all of which are deemed duly authorized, validly issued and fully paid and non-assessable in all respects, with the right and authority to sell and deliver marketable title to such LFC Securities.  Upon delivery of any certificate or certificates duly assigned, representing the same as herein contemplated and/or upon registering of Cala Energy as the new owner of such LFC Securities in the applicable securities registers of Cala Energy will receive good title to such LFC Securities, free and clear of all Liens. The Convertible Note Holders are the record and beneficial owner of the Convertible Notes listed opposite their respective name and have not converted or assigned said Convertible Note in whole or in part.
2.2.            Organization.  The Shareholders, if an entity, is an entity is duly organized and validly existing in its jurisdiction of organization.
Power and Authority.  The Shareholder has the legal power and authority to execute and deliver this Agreement and to perform its obligations hereunder.  All acts required to be taken by the Shareholder to enter into this Agreement and to carry out the Transactions have been properly taken.  This Agreement constitutes a legal, valid and binding obligation of the Shareholder, enforceable against the Shareholder in accordance with the terms hereof.
No Conflicts.  The execution and delivery of this Agreement by the Shareholder and the performance by the Shareholder of its obligations hereunder in accordance with the terms hereof: (a) will not require the consent of any third party or Governmental Entity under any Laws; (b) will not violate any Laws applicable to the Shareholder; and (c) will not violate or breach any contractual obligation to which the Shareholder is a party.

Litigation.  There is no pending proceeding against the Shareholder, that involves the LFC Securities or that challenges, or may have the effect of preventing, delaying or making illegal, or otherwise interfering with, any of the Transactions and, to the knowledge of the Shareholder, no such proceeding has been threatened, and no event or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such proceeding.
No Finder's Fee.  The Shareholder has not created any obligation for any finder's, investment banker's or broker's fee in connection with the Transactions that are not payable entirely by the Shareholder.
Purchase Entirely for Own Account.  The Shareholder is acquiring the Shares proposed to be acquired hereunder for investment for its own account and not with a view to the resale or distribution of any part thereof, and the Shareholder has no present intention of selling or otherwise distributing the Shares, except in compliance with applicable securities laws.
Available Information.  The Shareholder has such knowledge and experience in financial and business matters that it is capable of evaluating the merits and risks of investment in Cala Energy and has had full access to all the information it considers necessary or appropriate to make an informed investment decision with respect to the Cala Energy Stock.

Non-Registration.  The Shareholder understands that the Shares have not been registered under the Securities Act and, if issued in accordance with the provisions of this Agreement, will be issued by reason of a specific exemption from the registration provisions of the Securities Act which depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Shareholder's representations as expressed herein.  The non-registration shall have no prejudice with respect to any rights, interests, benefits and entitlements attached to the Shares in accordance with Cala Energy charter documents or the laws of its jurisdiction of incorporation.
Restricted Securities. The Shareholder understands that the Shares are characterized as "restricted securities" under the Securities Act inasmuch as this Agreement contemplates that, if acquired by the Shareholder pursuant hereto, the Shares would be acquired in a transaction not involving a public offering.  The issuance of the Shares hereunder is being effected in reliance upon an exemption from registration afforded under Section 4(a)(2) of the Securities Act for transactions by an issuer not involving a public offering. The Shareholder further acknowledges that if the Shares are issued to the Shareholder in accordance with the provisions of this Agreement, such Shares may not be resold without registration under the Securities Act or the existence of an exemption therefrom.  The Shareholder represents that it is familiar with Rule 144 promulgated under the Securities Act, as presently in effect, and understands the resale limitations imposed thereby and by the Securities Act.

Legends.  It is understood that the Cala Energy Stock will bear the following legend or one that is substantially similar to the following legend:

THE SECURITIES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED  (THE "SECURITIES ACT"), OR ANY STATE SECURITIES LAWS AND NEITHER SUCH SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED EXCEPT (1) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS OR (2) PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS, IN WHICH CASE THE HOLDER MUST, PRIOR TO SUCH TRANSFER, FURNISH TO THE COMPANY AN OPINION OF COUNSEL, WHICH COUNSEL AND OPINION ARE REASONABLY SATISFACTORY TO THE COMPANY, THAT SUCH SECURITIES MAY BE OFFERED, SOLD, PLEDGED, ASSIGNED OR OTHERWISE TRANSFERRED IN THE MANNER CONTEMPLATED PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND APPLICABLE STATE SECURITIES LAWS.

Additional Legend. Additionally, the Cala Energy Stock will bear any legend required by the "blue sky" laws of any state to the extent such laws are applicable to the securities represented by the certificate so legended.

Disclosure. This Agreement, the schedules hereto and any certificate attached hereto or delivered in accordance with the terms hereof by or on behalf of the Shareholder in connection with the Transactions, when taken together, do not contain any untrue statement of a material fact or omit any material fact necessary in order to make the statements contained herein and/or therein not misleading. The Shareholders irrevocably consent to the repayment of indebtedness relating to the Notes, to the conversion of the Convertible Notes (including payment of interest in cash or in kind), to the transactions relating to this Agreement, and, to the subsequent proposed Merger Agreement and Plan of Reorganization whereby Cala Energy will merge into LFC with Cala Energy as the surviving parent entity, changing its name to that of LFC immediately prior to the merger and any other actions relating thereto.

ARTICLE III
Representations and Warranties of LFC
LFC represents and warrants to Cala Energy and the Shareholders as follows.

Organization, Standing and Power.  LFC is a corporation organized and existing under the laws of the State of Nevada and in good standing under the laws of said state and, has the corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on LFC and its subsidiaries taken as a whole, a material adverse effect on the ability of LFC to perform its obligations under this Agreement or on the ability of LFC to consummate the Transactions (a "LFC Material Adverse Effect").

Subsidiaries; Equity Interests.  LFC does not have any subsidiaries or equity interests in any other entity or company.
Capital Structure.  The authorized capitalization of LFC consists of 100,000,000 shares of Common Stock, par value $0.0001 per share, of which 11,500,000 are issued and outstanding and held only by the Shareholders with 5,250,000 shares underlying the Convertible Notes and 1,000,000 shares of blank check preferred stock, par value $0.0001 per share, none of which have been designated, reserved or issued.  All outstanding securities of LFC are duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the applicable corporate laws, the LFC Constituent Instruments or any Contract to which LFC is a party or otherwise bound.  As of the date of this Agreement, and other than as described in this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which LFC or any of its subsidiaries is a party or by which any of them is bound.
Authority; Execution and Delivery; Enforceability.  LFC has all requisite corporate power and authority to execute and deliver this Agreement and to consummate the Transactions.  The execution and delivery by LFC of this Agreement and the consummation by LFC of the Transactions have been duly authorized and approved by the Board of Directors of LFC and no other corporate proceedings on the part of LFC are necessary to authorize this Agreement and the Transactions.  When executed and delivered, this Agreement will be enforceable against LFC in accordance with its terms.
No Conflicts; Consents.
(a)            The execution and delivery by LFC of this Agreement does not, and the consummation of the Transactions and compliance with the terms hereof will not, conflict with, or result in any violation of or default under, any provision of (i) the LFC Constituent Instruments or the comparable charter or organizational documents of any of its subsidiaries, (ii) any Contract to which LFC or any of its subsidiaries is a party or to which any of their respective properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 3.5(b), any material judgment, order or decree or material Law applicable to LFC or any of its subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have a LFC Material Adverse Effect.
(b)            Except for required filings with the SEC and applicable "Blue Sky" or state securities commissions, no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to LFC in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.

Taxes.  LFC and each of its subsidiaries has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have a LFC Material Adverse Effect.
Litigation.  There is no Action against or affecting LFC (or any of its subsidiaries, if any) or any of their respective properties which (a) adversely affects or challenges the legality, validity or enforceability of any of this Agreement or the Shares or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in a LFC Material Adverse Effect.
Compliance with Applicable Laws.  LFC and each of its subsidiaries have conducted its business and operations in compliance with all applicable Laws, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a LFC Material Adverse Effect.  This Section 3.8 does not relate to taxes, which are the subject of Section 3.6.
Brokers.  No broker, investment banker, financial advisor or other person is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of LFC or any of its subsidiaries.
Contracts.  There are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of LFC.  LFC is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in a LFC Material Adverse Effect.
Title to Properties.  LFC and each of its subsidiaries has sufficient title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses except for Liens that, in the aggregate, do not and will not materially interfere with the ability of LFC and its subsidiaries to conduct business as currently conducted.
Financial Statements; Liabilities.  LFC has delivered to Cala Energy its audited consolidated financial statements for the fiscal years ended December 31, 2014 (collectively, the "LFC Financial Statements").  The LFC Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis throughout the periods indicated.  The LFC Financial Statements fairly present in all material respects the financial condition and operating results of LFC, as of the dates, and for the periods, indicated therein.  LFC does not have any material liabilities or obligations, contingent or otherwise, other than (a) liabilities incurred in the ordinary course of business subsequent to February 28, 2015, and (b) obligations under contracts and commitments incurred in the ordinary course of business and not required under generally accepted accounting principles to be reflected in the LFC Financial Statements, which, in both cases, individually and in the aggregate, would not be reasonably expected to result in a LFC Material Adverse Effect.
Absence of Certain Changes or Events.  (a)  Except as disclosed in the LFC Financial Statements, from December 31, 2014 to the date of this Agreement, LFC has conducted its business only in the ordinary course.
Information Supplied.  None of the information supplied or to be supplied by LFC  for inclusion in the current report on Form 8-K (the "Super 8-K") of Cala Energy that will be filed with the Securities and Exchange Commission, contains any untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
ARTICLE IV
Representations and Warranties of Cala Energy
Subject to the exceptions set forth herein or in its reports as filed with the Securities and Exchange Commission (the "SEC"), Cala Energy represents and warrants as follows to LFC and its Shareholders, with the understanding that its Note holders and Convertible Note Holders are intended third party beneficiaries hereof.

Organization, Standing and Power.  Cala Energy is duly organized, validly existing and in good standing under the laws of the State of Nevada and has full corporate power and authority and possesses all governmental franchises, licenses, permits, authorizations and approvals necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted, other than such franchises, licenses, permits, authorizations and approvals the lack of which, individually or in the aggregate, has not had and would not reasonably be expected to have a material adverse effect on Cala Energy, a material adverse effect on the ability of Cala Energy to perform its obligations under this Agreement or on the ability of Cala Energy to consummate the Transactions (an "Cala Energy Material Adverse Effect").  Cala Energy is duly qualified to do business in each jurisdiction where the nature of its business or its ownership or leasing of its properties makes such qualification necessary and where the failure to so qualify would reasonably be expected to have a Cala Energy Material Adverse Effect.
Subsidiaries; Equity Interests.  Cala Energy does not own, directly or indirectly, any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person.
Capital Structure.  The authorized capital stock of Cala Energy consists of 400,000,000 shares of common stock, $0.001 par value per share and 10,000,000 shares of preferred stock, $0.001 par value per share.  No other class or series of capital stock is authorized or outstanding.  As of the date hereof, (a) 424,697 shares of Cala Energy's common stock are issued and outstanding, (b) no shares of Cala Energy preferred stock are issued and outstanding and (c) no shares of Cala Energy's common stock or preferred stock are held by Cala Energy in its treasury.  Except as set forth above, no shares of capital stock or other voting securities of Cala Energy were issued, reserved for issuance or outstanding.  All outstanding shares of the capital stock of Cala Energy are, and all such shares that may be issued prior to the date hereof will be when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the Nevada Revised Statutes, the Cala Energy Charter, the Cala Energy Bylaws or any Contract to which Cala Energy is a party or otherwise bound.  There are not any bonds, debentures, notes or other indebtedness of Cala Energy having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of Cala Energy's common stock may vote ("Voting Cala Energy Debt").  As of the date of this Agreement, there are not any options, warrants, rights, convertible or exchangeable securities, "phantom" stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which Cala Energy is a party or by which it is bound (a) obligating Cala Energy to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, Cala Energy or any Voting Cala Energy Debt, (b) obligating Cala Energy to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights occurring to holders of the capital stock of Cala Energy.  As of the date of this Agreement, there are not any outstanding contractual obligations of Cala Energy to repurchase, redeem or otherwise acquire any shares of capital stock of Cala Energy.
Authority; Execution and Delivery; Enforceability.  The execution and delivery by Cala Energy of this Agreement and the consummation by Cala Energy of the Transactions have been duly authorized and approved by the sole Director of Cala Energy and no other corporate proceedings on the part of Cala Energy are necessary to authorize this Agreement and the Transactions.  This Agreement constitutes a legal, valid and binding obligation of Cala Energy, enforceable against Cala Energy in accordance with the terms hereof.
No Conflicts; Consents.
(a)            The execution and delivery by Cala Energy of this Agreement does not, and the consummation of Transactions and compliance with the terms hereof will not, contravene, conflict with or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any person under, or result in the creation of any Lien upon any of the properties or assets of Cala Energy under, any provision of (i) the Cala Energy Charter or Cala Energy Bylaws, (ii) any material Contract to which Cala Energy is a party or to which any of its properties or assets is subject or (iii) subject to the filings and other matters referred to in Section 4.5(b), any material Order or material Law applicable to Cala Energy or its properties or assets, other than, in the case of clauses (ii) and (iii) above, any such items that, individually or in the aggregate, have not had and would not reasonably be expected to have an Cala Energy Material Adverse Effect.

(b)            Except for required filings with the SEC and applicable "Blue Sky" or state securities commissions (and, with respect to the name change, any filings to be made in Nevada and FINRA), no Consent of, or registration, declaration or filing with, or permit from, any Governmental Entity is required to be obtained or made by or with respect to Cala Energy in connection with the execution, delivery and performance of this Agreement or the consummation of the Transactions.
Taxes.
(a)            Cala Energy has timely filed, or has caused to be timely filed on its behalf, all Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate, except to the extent any failure to file, any delinquency in filing or any inaccuracies in any filed Tax Returns, individually or in the aggregate, have not had and would not reasonably be expected to have an Cala Energy Material Adverse Effect.  All Taxes shown to be due on such Tax Returns, or otherwise owed, have been timely paid, except to the extent that any failure to pay, individually or in the aggregate, has not had and would not reasonably be expected to have an Cala Energy Material Adverse Effect.
(b)            The most recent financial statements contained in the SEC Reports reflect an adequate reserve for all Taxes payable by Cala Energy (in addition to any reserve for deferred Taxes to reflect timing differences between book and Tax items) for all Taxable periods and portions thereof through the date of such financial statements.  No deficiency with respect to any Taxes has been proposed, asserted or assessed against Cala Energy, and no requests for waivers of the time to assess any such Taxes are pending, except to the extent any such deficiency or request for waiver, individually or in the aggregate, has not had and would not reasonably be expected to have an Cala Energy Material Adverse Effect.
(c)            There are no Liens for Taxes (other than for current Taxes not yet due and payable) on the assets of Cala Energy.  Cala Energy is not bound by any agreement with respect to Taxes.
Benefit Plans.  Cala Energy does not, and since its inception never has, maintained or contributed to any "employee pension benefit plans" (as defined in Section 3(2) of ERISA), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) or any other benefit plan for the benefit of any current or former employees, consultants, officers or directors of Cala Energy or any other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Cala Energy.  As of the date of this Agreement, there are not any outstanding employment, consulting, indemnification, severance or termination agreements or arrangements between Cala Energy and any current or former employee, officer or director of Cala Energy, nor does Cala Energy have any general severance plan or policy.

Litigation.  There is no Action against or affecting Cala Energy or any of its properties which (a) adversely affects or challenges the legality, validity or enforceability of either of this Agreement or the Shares or assumption and conversion of debt hereby or (b) could, if there were an unfavorable decision, individually or in the aggregate, have or reasonably be expected to result in an Cala Energy Material Adverse Effect.  Neither Cala Energy nor any director or officer (in his or her capacity as such), is or has been the subject of any Action involving a claim or violation of or liability under federal or state securities laws or a claim of breach of fiduciary duty.
Compliance with Applicable Laws.  Cala Energy is in compliance with all applicable Laws, including those relating to occupational health and safety, the environment, export controls, trade sanctions and embargoes, except for instances of noncompliance that, individually and in the aggregate, have not had and would not reasonably be expected to have a Cala Energy Material Adverse Effect.  Cala Energy has not received any written communication during the past year from a Governmental Entity that alleges that Cala Energy is not in compliance in any material respect with any applicable Law.  This Section 4.9 does not relate to matters with respect to Taxes, which are the subject of Section 4.6.
Contracts.  Except as disclosed in the SEC Reports, there are no Contracts that are material to the business, properties, assets, condition (financial or otherwise), results of operations or prospects of Cala Energy taken as a whole.  Cala Energy is not in violation of or in default under (nor does there exist any condition which upon the passage of time or the giving of notice would cause such a violation of or default under) any Contract to which it is a party or to which it or any of its properties or assets is subject, except for violations or defaults that would not, individually or in the aggregate, reasonably be expected to result in an Cala Energy Material Adverse Effect.
Title to Properties.  Cala Energy has good title to, or valid leasehold interests in, all of its properties and assets used in the conduct of its businesses.  All such assets and properties, other than assets and properties in which Cala Energy has leasehold interests, are free and clear of all Liens, except for Liens that, in the aggregate, do not and will not materially interfere with the ability of Cala Energy to conduct business as currently conducted.  Cala Energy has complied in all material respects with the terms of all material leases to which it is a party and under which it is in occupancy, and all such leases are in full force and effect.  Cala Energy enjoys peaceful and undisturbed possession under all such material leases.
Intellectual Property.  Cala Energy does not own, nor is validly licensed nor otherwise has the right to use, any Intellectual Property Rights.  No claims are pending or, to the knowledge of Cala Energy, threatened that Cala Energy is infringing or otherwise adversely affecting the rights of any person with regard to any Intellectual Property Right.
Labor Matters.  There are no collective bargaining or other labor union agreements to which Cala Energy is a party or by which it is bound.  No material labor dispute exists or, to the knowledge of Cala Energy, is imminent with respect to any of the employees of Cala Energy.

SEC Documents; Undisclosed Liabilities.
(a)            Cala Energy has filed all reports, schedules, forms, statements and other documents required to be filed by it with the SEC since February 28, 2013, pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, as the case may be (the "SEC Reports").
(b)            As of its respective filing date, each SEC Report complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to such SEC Report.
(c)            Except as set forth in the SEC Reports, Cala Energy has no material liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) required by U.S. generally accepted accounting principles to be set forth on a balance sheet of Cala Energy or in the notes thereto.  There are no material financial or contractual obligations and liabilities (including any obligations to issue capital stock or other securities) due after the date hereof.  All material liabilities of Cala Energy shall have been paid off and shall in no event remain liabilities of Cala Energy, LFC or the Shareholders following the Closing.
Transactions With Affiliates and Employees. Except as disclosed in the SEC Reports, none of the officers or directors of Cala Energy and, to the knowledge of Cala Energy, none of the employees of Cala Energy is presently a party to any transaction with Cala Energy (other than for services as employees, officers and directors), including any Contract or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer, director or such employee or, to the knowledge of Cala Energy, any entity in which any officer, director, or any such employee has a substantial interest or is an officer, director, trustee or partner.

Application of Takeover Protections. Cala Energy has taken all necessary action, if any, in order to render inapplicable any control share acquisition, business combination, poison pill (including any distribution under a rights agreement) or other similar anti‑takeover provision under the Cala Energy Charter or the laws of its state of incorporation that is or could become applicable to the Shareholders as a result of the Shareholders and Cala Energy fulfilling their obligations or exercising their rights under this Agreement, including, without limitation, the issuance of the Shares and the Shareholders' ownership of the Shares.

Absence of Certain Changes or Events. Except as disclosed in the SEC Reports, from the date of the most recent financial statements contained in the SEC Reports to the date of this Agreement, Cala Energy has conducted its business only in the ordinary course, and during such period there has not been:

(a)            any change in the assets, liabilities, financial condition or operating results of Cala Energy from that reflected in the financial statements contained in the SEC Reports, except changes in the ordinary course of business that have not caused, in the aggregate, an Cala Energy Material Adverse Effect;

(b)            any damage, destruction or loss, whether or not covered by insurance, that would have an Cala Energy Material Adverse Effect;
(c)            any waiver or compromise by Cala Energy of a valuable right or of a material debt owed to it;
(d)            any satisfaction or discharge of any lien, claim, or encumbrance or payment of any obligation by Cala Energy, except in the ordinary course of business and the satisfaction or discharge of which would not have an Cala Energy Material Adverse Effect;
(e)            any material change to a material Contract by which Cala Energy or any of its assets is bound or subject;
(f)            any material change in any compensation arrangement or agreement with any employee, officer, director or stockholder;
(g)            any mortgage, pledge, transfer of a security interest in or lien created by Cala Energy with respect to any of its material properties or assets, except liens for taxes not yet due or payable and liens that arise in the ordinary course of business and that do not materially impair Cala Energy ownership or use of such property or assets;
(h)            any loans or guarantees made by Cala Energy to or for the benefit of its employees, officers or directors, or any members of their immediate families, other than travel advances and other advances made in the ordinary course of its business;
(i)            any declaration, setting aside or payment or other distribution in respect of any of Cala Energy capital stock, or any direct or indirect redemption, purchase, or other acquisition of any of such stock by Cala Energy;
(j)            any alteration of Cala Energy method of accounting or the identity of its auditors;
(k)            any issuance of equity securities to any officer, director or affiliate, except pursuant to existing Cala Energy stock option plans; or
(l)            any arrangement or commitment by Cala Energy to do any of the things described in this Section 4.22.
Certain Registration Matters.  Cala Energy has not granted or agreed to grant to any person any rights (including "piggy‑back" registration rights) to have any securities of Cala Energy registered with the SEC or any other governmental authority that have not been satisfied.
Quotation and Maintenance Requirements.  Cala Energy is, and has no reason to believe that it will not in the foreseeable future continue to be, in compliance with the requirements for continued quotation of the Cala Energy Stock on the trading market on which the Cala Energy Stock is currently quoted.  The issuance and sale of the Shares under this Agreement does not contravene the rules and regulations of the trading market on which the Cala Energy Stock are currently quoted, and no approval of the stockholders of Cala Energy is required for Cala Energy to issue and deliver to the Shareholders the Shares contemplated by this Agreement.

Disclosure.  The representations and warranties set forth in this Agreement are true and correct and do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.
Information Supplied.  None of the information supplied or to be supplied by Cala Energy for inclusion in the Super 8-K will contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading.
No Undisclosed Events, Liabilities, Developments or Circumstances.  No event, liability, development or circumstance has occurred or exists, or is contemplated to occur with respect to Cala Energy, or its businesses, properties, prospects, operations or financial condition, that would be required to be disclosed by Cala Energy under applicable securities laws on a registration statement on Form S-1 filed with the SEC relating to an issuance and sale by Cala Energy of its common stock and which has not been publicly announced or will not be publicly announced in the Super 8-K.
No Additional Agreements.  Cala Energy does not have any agreement or understanding with Shareholders with respect to the Transactions other than as specified in this Agreement.
ARTICLE V
Conditions to Closing
Conditions Precedent to Obligations of LFC and the Shareholders.  The obligations of the Shareholders and LFC to enter into and complete the Closing are subject, at the option of the Shareholders and LFC, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by LFC and its Shareholders in writing.
(a)            Representations and Covenants. The representations and warranties of Cala Energy contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  Cala Energy shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Cala Energy on or prior to the Closing Date.  Cala Energy shall have delivered to the Shareholders and LFC a certificate, dated the Closing Date, to the foregoing effect.
(b)            [Omitted.].
(c)            Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by Cala Energy for the authorization, execution and delivery of this Agreement and the consummation by it of the Transactions shall have been obtained and made by Cala Energy, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have an Cala Energy Material Adverse Effect.
(d)            No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since December 31, 2014 which has had or is reasonably likely to cause an Cala Energy Material Adverse Effect.
(e)            Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Cala Energy, on a fully-diluted basis, as indicated on a schedule to be delivered by the Parties at or prior to the Closing, shall be acceptable to LFC and the Shareholders and, shall include 2,500,000 shares issued in the private placement and the 5,250,000 shares of Cala Energy Stock issued to the Convertible Note Holders upon conversion of the Convertible Notes held by them.
(f)            Satisfactory Completion of Due Diligence.  LFC and the Shareholders shall have completed their legal, accounting and business due diligence of Cala Energy and the results thereof shall be satisfactory to LFC and the Shareholders in their sole and absolute discretion.
(g)            SEC Reports.  Cala Energy shall have filed all reports and other documents required to be filed by it under the U.S. federal securities laws through the Closing Date.
(h)            OTC Quotation.  Cala Energy common stock will be quoted on the OTCQB Marketplace maintained by OTC Markets Inc. (or such other market place within OTC Markets Inc. for which Cala Energy is eligible) and no reason shall exist as to why such status shall not continue immediately following the Closing.
(i)            DTC Eligibility.  Cala Energy shall have provided evidence reasonably satisfactory to that its common stock is eligible for the depository and book-entry services of The Depository Trust Company.
(j)            No Suspensions of Trading in Cala Energy Stock; Listing.  Trading in the Cala Energy Stock shall not have been suspended by the SEC or any trading market (except for any suspensions of trading of not more than one trading day solely to permit dissemination of material information regarding Cala Energy) at any time since the date of execution of this Agreement, and the Cala Energy Stock shall have been at all times since such date listed for trading on a trading market.
(k)            Secretary's Certificate.  Cala Energy shall have delivered to LFC a certificate, signed by its Secretary, certifying that the attached copies of the Cala Energy Charter, Cala Energy Bylaws and resolutions of its Board of Directors approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.
(l)            Good Standing Certificate.  Cala Energy shall have delivered to LFC a certificate of good standing of Cala Energy dated within five (5) business days of Closing, issued by the Secretary of State of Nevada.

(m)            Resignations and Appointments.  Cala Energy shall have delivered to LFC (i) a Board consent appointing the following persons as officers and directors as of the Closing:
Name                                                                                                        Title
Terry Butler	Director, Chief Financial Officer, Principal Financial Officer

Shaun Donnelly	Director, Chief Executive Officer, Principal Executive Officer

(n)            Payoff Letters and Releases.  Cala Energy shall at closing, (i) satisfy and repay all obligations under the $36,000 of Notes (including interest), (ii) assume and simultaneously the Convertible Notes and simultaneously convert the same and issue all  5,250,000 shares of Cala Energy Stock to the Convertible Note Holders therefore in addition to any interest to be paid in cash or stock, at the discretion Cala Energy Board. Cala Energy shall have delivered to its stock transfer agent stock issuance instructions to issue all of the Cala Energy Stock to the Shareholders as well as the shares set forth in (ii) above.
Conditions Precedent to Obligations of Cala Energy.  The obligations of Cala Energy to enter into and complete the Closing is subject, at the option of Cala Energy, to the fulfillment on or prior to the Closing Date of the following conditions, any one or more of which may be waived by Cala Energy in writing.
(a)            Representations and Covenants.  The representations and warranties of the Shareholders and LFC contained in this Agreement shall be true in all material respects on and as of the Closing Date with the same force and effect as though made on and as of the Closing Date.  The Shareholders and LFC shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by the Shareholders and LFC on or prior to the Closing Date.  LFC shall have delivered to Cala Energy a certificate, dated the Closing Date, to the foregoing effect.
(b)            Litigation.  No action, suit or proceeding shall have been instituted before any court or governmental or regulatory body or instituted or threatened by any governmental or regulatory body to restrain, modify or prevent the carrying out of the Transactions or to seek damages or a discovery order in connection with such Transactions, or which has or may have, in the reasonable opinion of Cala Energy, a materially adverse effect on the assets, properties, business, operations or condition (financial or otherwise) of LFC.
(c)            Consents.  All material consents, waivers, approvals, authorizations or orders required to be obtained, and all filings required to be made, by the Shareholders or LFC for the authorization, execution and delivery of this Agreement and the consummation by them of the Transactions, shall have been obtained and made by the Shareholders or LFC, except where the failure to receive such consents, waivers, approvals, authorizations or orders or to make such filings would not have a LFC Material Adverse Effect.

(d)            No Material Adverse Change.  There shall not have been any occurrence, event, incident, action, failure to act, or transaction since the date of the LFC Financial Statements, which has had or is reasonably likely to cause a LFC Material Adverse Effect.
(e)            Post-Closing Capitalization.  At, and immediately after, the Closing, the authorized capitalization, and the number of issued and outstanding shares of the capital stock of Cala Energy as provided herein with no other shares or derivative securities issued.
(f)            Satisfactory Completion of Due Diligence.  Cala Energy shall have completed its legal, accounting and business due diligence of LFC and the Shareholders and the results thereof shall be satisfactory to Cala Energy in its sole and absolute discretion.
(g)            Secretary's Certificate. LFC shall have delivered to Cala Energy a certificate, signed by its Secretary (or authorized director or officer), certifying that the attached copies of the LFC Constituent Instruments and resolutions of the Board of Directors of LFC approving this Agreement and the Transactions are all true, complete and correct and remain in full force and effect.
(h)            Delivery of Audit Report and Financial Statements.  LFC shall have completed the LFC Financial Statements and shall have received an audit report from an independent audit firm that is registered with the Public Company Accounting Oversight Board.  The form and substance of the LFC Financial Statements shall be satisfactory to Cala Energy in its reasonable discretion.
(i)            Super 8-K.  LFC shall have provided Cala Energy with reasonable assurances that Cala Energy will be able to comply with its obligation to file the Super 8-K following the Closing containing the requisite financial statements of LFC and the requisite Form 10 related disclosure regarding LFC and its subsidiaries.
(j)            Share Transfer Documents.  Each Shareholder shall have delivered to Cala Energy certificate(s) representing its LFC Securities, accompanied by an executed instrument of transfer and bought and sold note for transfer by the Shareholders of its LFC Securities to Cala Energy.
ARTICLE VI
Covenants
Blue Sky Laws.  Cala Energy shall take any reasonable action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under any applicable state securities laws in connection with the issuance of the Cala Energy Stock in connection with this Agreement.
[Omitted.]

Fees and Expenses.  All fees and expenses incurred in connection with this Agreement shall be paid by the Party incurring such fees or expenses, whether or not this Agreement is consummated and following the Closing, Cala Energy shall not be responsible for any fees and expenses incurred by it or its officers, directors or security holders in connection with the Transactions contemplated by this Agreement.
ARTICLE VII
Miscellaneous
Notices.  All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed given upon receipt by the Parties at the following a If to Cala Energy before the Closing, to:

777 South post Oak Lane
One Riverway, Suite 1700, PMB # 1554
Houston, Texas 77056
Attention: Terry Butler

With a copy to:

c/o CKR Law, LLP
1330 Avenue of the Americas
New York, NY 10019
Attention: Mark Crone, Esq.
Facsimile: 212-400-6901

If to LFC or Cala Energy after the Closing, to:

c/o Lingerie Fighting Championships, Inc.,
6955N. Durango Dr., Suite 1115-129  Las Vegas, NV 89149

Attention: Shaun Donnelly
Facsimile: 702-462-6026

If to the Shareholders, at their respective addresses on the books and records of LFC.

Amendments; Waivers; No Additional Consideration.  No provision of this Agreement may be waived or amended except in a written instrument signed by LFC, Cala Energy and Shareholders holding a majority in interest of the LFC Securities measured based upon the number of Shares they are expected to receive at the Closing.  No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any Party to exercise any right hereunder in any manner impair the exercise of any such right.  No consideration shall be offered or paid to any Shareholders to amend or consent to a waiver or modification of any provision of any Transaction Document unless the same consideration is also offered to all Shareholders s then holding the Shares.
Replacement of Securities.  If any certificate or instrument evidencing any Shares, Notes or Convertible Notes, is mutilated, lost, stolen or destroyed, Cala Energy shall issue or cause to be issued in exchange and substitution for and upon cancellation thereof, or in lieu of and substitution therefor, a new certificate or instrument, but only upon receipt of evidence reasonably satisfactory to Cala Energy of such loss, theft or destruction and customary and reasonable indemnity, if requested.  The applicants for a new certificate or instrument under such circumstances shall also pay any reasonable third-party costs associated with the issuance of such replacement Shares.  If a replacement certificate or instrument evidencing any Shares is requested due to a mutilation thereof, Cala Energy may require delivery of such mutilated certificate or instrument as a condition precedent to any issuance of a replacement.
Remedies.  In addition to being entitled to exercise all rights provided herein or granted by law, including recovery of damages, each of the Shareholders, Cala Energy and Shareholders will be entitled to specific performance under this Agreement.  The Parties agree that monetary damages may not be adequate compensation for any loss incurred by reason of any breach of obligations described in the foregoing sentence and hereby agrees to waive in any action for specific performance of any such obligation the defense that a remedy at law would be adequate.
Independent Nature of Shareholders' Obligations and Rights.  The obligations of each Shareholder under this Agreement are several and not joint with the obligations of any other Shareholders, and no Shareholder shall be responsible in any way for the performance of the obligations of any other Shareholder under this Agreement or for the accuracy of any representation or warranty of any other Shareholder under this Agreement.  The decision of each Shareholder to acquire the Shares pursuant to this Agreement has been made by such Shareholder independently of any other Shareholder after due inquiry.  Nothing contained herein, and no action taken by any Shareholder pursuant hereto, shall be deemed to constitute the Shareholders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Shareholders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated herein.  Each Shareholder acknowledges that no other Shareholder has acted as agent for such Shareholder in connection with making its investment hereunder and that no Shareholder will be acting as agent of such Shareholder in connection with monitoring its investment in the Shares or enforcing its rights under this Agreement.  Each Shareholder shall be entitled to independently protect and enforce its rights, including without limitation the rights arising out of this Agreement, and it shall not be necessary for any other Shareholder to be joined as an additional party in any proceeding for such purpose.  Each of LFC and Cala Energy acknowledges that each of the Shareholders has been provided with this same Agreement for the purpose of closing a transaction with multiple Shareholders and not because it was required or requested to do so by any Shareholder.
Limitation of Liability.  Notwithstanding anything herein to the contrary, each of Cala Energy and LFC acknowledges and agrees that the liability of a Shareholders arising directly or indirectly, under any Transaction Document of any and every nature whatsoever shall be satisfied solely out of the assets of such Shareholders, and that no trustee, officer, other investment vehicle or any other affiliate of such Shareholder or any investor, shareholder or holder of shares of beneficial interest of such Shareholder shall be personally liable for any liabilities of such Shareholder.
Interpretation.  When a reference is made in this Agreement to a Section, such reference shall be to a Section of this Agreement unless otherwise indicated.  Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation".
Severability.  If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner to the end that the Transactions are fulfilled to the extent possible.
Counterparts; Facsimile Execution.  This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the Parties and delivered to the other Parties.  Facsimile execution and delivery of this Agreement is legal, valid and binding for all purposes.
Entire Agreement; Third Party Beneficiaries.  This Agreement (a) constitutes the entire agreement and supersede all prior agreements and understandings, both written and oral, among the Parties with respect to the Transactions and (b) is not intended to confer upon any person other than the Parties any rights or remedies.
Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Nevada, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof, except to the extent the laws of Nevada are mandatorily applicable to the Transactions.
Assignment.  Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of law or otherwise by any of the Parties without the prior written consent of each of the other Parties.  Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns.

[Signature Page Follows]

[Counter Part Signature Page to Share Exchange Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Share Exchange Agreement to be duly executed by their respective authorized signatories as of the date first indicated above.

CALA ENERGY CORP.

By: /s/ Terry Butler
Name: Terry Butler
Title: President

LINGERIE FIGHTING CHAMPIONSHIPS, INC.

By: /s/ Shaun Donnelly
Name: Shaun Donnelly
Title: Chief Executive Officer

Shareholders Inclusive of Convertible Note Holders (copy as necessary for each):

Signature block for individuals:
Printed Name of Individual

Signature of Individual

____________________________________
No. Shares or Principal Amount of Note

Signature block for entities:
Printed Name of Entity

By:

Name:

Title:

ANNEX B
Definitions

"Action" means any action, suit, inquiry, notice of violation, proceeding (including any partial proceeding such as a deposition) or investigation pending or threatened in writing before or by any court, arbitrator, governmental or administrative agency, regulatory authority (federal, state, county, local or foreign), stock market, stock exchange or trading facility.

"LFC Constituent Instruments" means the articles or certificate of incorporation and by laws, each as amended to date of LFC and such other constituent instruments of LFC as may exist, each as amended to the date of this Agreement.

"Consent" means any material consent, approval, license, permit, order or authorization.

"Contract" means any contract, lease, license, indenture, note, bond, agreement, permit, concession, franchise or other instrument.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Governmental Entity" means any federal, state, local or foreign government or any court of competent jurisdiction, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign.

"Intellectual Property Right" means any patent, patent right, trademark, trademark right, trade name, trade name right, service mark, service mark right, copyright and other proprietary intellectual property right and computer program.

"Law" means any statute, law, ordinance, rule, regulation, order, writ, injunction, judgment, or decree.

"Lien" means any lien, security interest, pledge, equity and claim of any kind, voting trust, stockholder agreement and other encumbrance.

"Cala Energy Bylaws" means the Bylaws of Cala Energy, as amended to the date of this Agreement.

"Cala Energy Charter" means the Articles of Incorporation of Cala Energy, as amended to the date of this Agreement.

"Cala Energy Disclosure Letter" means the letter delivered from Cala Energy to LFC concurrently herewith.

"SEC" means the Securities and Exchange Commission.

"Securities Act" means the Securities Act of 1933, as amended.

"Taxes" means all forms of taxation, whenever created or imposed, and whether of the United States or elsewhere, and whether imposed by a local, municipal, governmental, state, foreign, federal or other Governmental Entity, or in connection with any agreement with respect to Taxes, including all interest, penalties and additions imposed with respect to such amounts.

"Tax Return" means all federal, state, local, provincial and foreign Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

"Transaction Documents" means this Agreement and any other documents or agreements executed in connection with the Transactions.